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                                                                     EXHIBIT 2.5

                             SECURED PROMISSORY NOTE

U.S. $5,200,000.00                                    Effective November 1, 2002
                                                              Irvine, California

FOR VALUE RECEIVED, NEXTGEN COMMUNICATIONS CORPORATION, a Delaware corporation (the "MAKER"), hereby promises to pay to JANE C. BARBER, an individual ("PAYEE"), at 315 Shadow Oaks, Irvine, California 92618 or at such other place as Payee may designate to Maker in writing from time to time, the principal sum of Five Million Two Hundred Thousand Dollars ($5,200,000.00), together with interest on the outstanding principal balance hereof.

On the date hereof, the Maker and Payee entered into a Stock Purchase Agreement (the "STOCK PURCHASE AGREEMENT"). This Note evidences the portion of the consideration owed to the Payee under the Stock Purchase Agreement.

1. Payments. Interest on the outstanding principal balance hereof shall be due and payable monthly, in arrears, commencing on June 1, 2003 and shall continue on the first day of each calendar month thereafter that any amounts under this Note are due and payable. Principal shall be due and payable in twenty equal installments of $250,000 each and one installment of $200,000 (which installment shall be the last installment). The installments of principal shall be due and payable commencing on November 1, 2003 and subsequent installments shall be due and payable on the first day of each February, May, August and November thereafter until the outstanding principal balance is paid in full. All payments in respect of the indebtedness evidenced hereby shall be made in collected funds, and shall be applied to principal, accrued interest and charges and expenses owing under or in connection with this Note in such order as Payee elects, except that payments shall be applied to accrued interest before principal.

2. Interest. Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to one percent (1.0%) in excess of the one-month London Interbank Offering Rate (as published in the Wall Street Journal and adjusted on the first day of each calendar month beginning on May 1, 2003). Interest shall accrue commencing on May 1, 2003. Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed, to the extent permitted by applicable law.

3. Security. This Note is secured by a Pledge and Escrow Agreement (the "ESCROW AGREEMENT") of even date herewith among the Frank J. Fradella, Maker, Payee and the escrow agent. Under no circumstances shall Maker take any action, or facilitate any other party to, cancel the stock being held as security to this Note.

4. Events of Default. Time is of the essence of this Note. It is hereby expressly agreed that if any payment of principal or interest is not be paid within five (5) days of when due, or if any default or event of default occurs under this Note, the Stock Purchase Agreement or


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         the Escrow Agreement, subject to applicable grace or cure periods, if any (a "Default"), then, and in such event, the entire outstanding principal balance of the indebtedness evidenced hereby, together with unpaid interest accrued thereon and any other sums advanced hereunder, shall, at the option of Payee and without notice or demand to Maker, at once become due and payable and may be collected forthwith, regardless of the stipulated date of payment or maturity. Upon the occurrence of any default hereunder, the outstanding principal balance under this Note shall thereupon immediately bear interest at eighteen (18%) percent per year, commencing on the date immediately following the day on which the default occurred, without notice to Maker or any guarantor or endorser of this Note, and without any affirmative action or declaration on the part of Payee.

5. Remedies. In the event this Note is placed in the hands of an attorney for collection or for enforcement or protection of the security, or if Payee incurs any costs incident to the collection of the indebtedness evidenced hereby or the enforcement or protection of the security, Maker agrees to pay to Payee a reasonable attorneys' fee, all court and other costs and the reasonable costs of any other collection efforts, including all costs incurred in collecting any judgment and in any appellate or bankruptcy proceeding. Maker agrees to pay any documentary stamp taxes, intangible taxes or other taxes which may now or hereafter apply to this Note or any payment made in respect of this Note.

6. Waivers. No delay or omission on the part of Payee in the exercise of any right hereunder shall operate as a waiver of such right or of any other right under this Note. A waiver by Payee of any right or remedy conferred to it hereunder on any one occasion shall not be construed as a bar to, or waiver of, any such right and/or remedy as to any future occasion. Maker and all persons now or hereafter becoming obligated or liable for the payment hereof do jointly and severally waive demand, notice of non-payment, protest, notice of dishonor and presentment. No failure to accelerate the indebtedness evidenced hereby by reason of default hereunder, acceptance of a past-due installment or other indulgences granted from time to time, shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Payee thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable law.

7. Usury. No Maker intends or expects to pay, nor does Payee intend or expect to charge, collect or accept, any interest greater than the highest legal rate of interest which may be charged under any applicable law. Should the acceleration hereof or any charges made hereunder result in the computation or earning of interest in excess of such legal rate, any and all such excess shall be and the same is hereby waived by Payee, and any such excess shall be credited by Payee to the principal balance hereof.

8. No Notice. Maker, endorser, or any other person, firm or corporation now or hereafter becoming liable for the payment of the loan evidenced by this Note, hereby consents to any renewals, extensions, modifications, release of security, or any indulgence shown to or any dealings between Payee and any party now or hereafter obligated hereunder, without notice, and jointly and severally agree, that they shall remain liable hereunder


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         notwithstanding any such renewals, extensions, modifications or indulgences, until the debt evidenced hereby is fully paid.

9. Prepayment. The principal may be prepaid in whole or in part at any time prior to the maturity of this Note. There is no prepayment fee or penalty. Each prepayment of the principal shall be applied against the payments last due under this Note. No partial prepayment of the principal shall act to suspend, postpone or waive any regularly scheduled payment of the principal and/or interest due under this Note.

10. Governing Law. This Note shall be construed and enforced according to the laws of the State of California, excluding all principles of choice of laws, conflict of laws or comity. Each person now or hereafter becoming obligated for the payment of the indebtedness evidenced hereby consents to personal jurisdiction and venue in Irvine, California, in the event of any litigation in any way arising out of this Note, or any property given as security for the amounts evidenced by this Note.

11. Consent; Assignment; Modification. This Note shall be binding on the successors and assigns of Maker. Maker may not assign this Note without the written consent of Payee. This Note shall inure to the benefit of the Payee's successors, assigns, heirs or personal representatives. The term "Payee" used herein shall include any future holder of this Note. The terms of this Note may not be changed orally.

12. Severability. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

13. Subordination. Maker may in the future request Payee to subordinate all or a portion of the outstanding balance due hereunder. Payee shall consider such request upon its receipt and will promptly notify Maker
         (i) if she is willing to so subordinate and (ii), if she is so willing, the terms upon which such subordination would be acceptable to Payee. Payee's agreement to subordinate shall be subject to Payee agreeing to the terms of a written contract, the terms of which shall be satisfactory to Payee in her sole discretion.

14. JURY TRIAL. MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT WHICH IT MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED HEREON, OR ARISING OUT OF, UNDER OR IN ANY WAY CONNECTED WITH THE DEALINGS BETWEEN PAYEE AND MAKER, THIS NOTE, OR ANY DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR PAYEE EXTENDING THE LOAN EVIDENCED BY THIS NOTE.


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         IN WITNESS WHEREOF, this Note is executed by the undersigned as of the date hereof.



                                     NEXTGEN COMMUNICATIONS
                                     CORPORATION



                                     By:   /s/ FRANK FRADELLA
                                        ---------------------------------------
                                           Frank Fradella, President

                                        Date: November 15, 2002



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